Back to Form 8-K
Exhibit 10.3

EXECUTION COPY
SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

This Separation Agreement and General Release of All Claims (“Agreement”) is made and entered into by and among WellCare Health Plans, Inc., a Delaware corporation (“WellCare”), Comprehensive Health Management, Inc., a Florida corporation (the “Company”) and Thaddeus Bereday (hereinafter “Bereday”).

WHEREAS Bereday, the Company, and WellCare Acquisition Company are parties to an Employment Agreement dated November 18, 2002 (the “Employment Agreement”);

WHEREAS Bereday has served the Company as its Senior Vice President, General Counsel and Secretary and as a Director of the Company;

WHEREAS Bereday has served WellCare as its Senior V ice President, General Counsel and Secretary;

WHEREAS Bereday, WellCare and the Company have agreed that Bereday will resign from all positions with WellCare, the Company, and all of their respective directly and indirectly owned subsidiaries and affiliates, including all employment, officer and board of directors and other positions; and

WHEREAS WellCare, the Company and Bereday desire to resolve any differences or disputes now existing or which may arise hereafter with respect to Bereday’s employment and his resignation therefrom and as an officer and director.

NOW, THEREFORE, AND IN CONSIDERATION of the mutual promises of the parties to this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.            Defined Terms.  Each capitalized term used herein but not otherwise defined shall have the meaning provided such term in the Employment Agreement.

2.            Resignation from Employment.  Bereday hereby resigns his employment with WellCare, the Company and their subsidiaries and affiliates, and resigns from all the offices, directorships and other positions he holds with WellCare, the Company and all of their respective directly and indirectly owned subsidiaries and affiliates, including without limitation his positions as Senior Vice President, General Counsel and Secretary of WellCare and the Company and his position as a member of the Board of Directors of the Company, effective as of January 25, 2008; provided, however, Bereday shall continue as a non-executive employee of the Company to facilitate an orderly transition, and shall be available to the Company upon request through close of business on March 31, 2008 (the “Resignation Date”).  After the Resignation Date, Bereday shall not be entitled to the receipt of any further payments or benefits from WellCare or the Company other than those related to the Indemnification and Advancement Rights (as defined below) and as expressly provided for in this Agreement.  WellCare and the Company hereby accept such resignation. The parties further agree that Bereday’s resignation on the Resignation Date shall be deemed for all purposes of the Employment Agreement to be a “Voluntary Resignation by Executive” (as defined in Section 4(d) of the Employment Agreement) except as set forth herein.

3.            Payments Upon and Following Resignation.

 (a)            In accordance with Sections 5(d) and (e) of the Employment Agreement, Bereday shall receive, on the next regularly scheduled pay day after the Resignation Date, the unpaid portion of his base salary through the Resignation Date, as well as payment for any accrued but unused vacation days as of the Resignation Date, in accordance with WellCare’s and the Company’s applicable policies and procedures.

(b)            Bereday’s benefits shall terminate in accordance with the terms of WellCare’s and the Company’s respective benefits plans and its standard policies and procedures, except that:  (i) Bereday may elect to continue the health insurance coverage that he had maintained as an employee pursuant to the Consolidated Omnibus Budget Reconciliation Act as amended (“COBRA”), and (ii) subject to his insurability, the Company shall assign to Bereday the Executive Policies (as that term is defined in the Employment Agreement).

(c)            WellCare or the Company shall reimburse Bereday for appropriate and reasonable expenses incurred on or before the Resignation Date, if any, in accordance with the applicable policies and procedures.

(d)            Bereday shall make himself reasonably available after the Resignation Date through June 30, 2008 to assist the Company and/or WellCare with business transition issues, as may be requested by the Company. The Company will compensate Bereday for any such services at a rate of $500 per hour plus appropriate and reasonable expenses.

4.            Stock Options and Stock.

(a)            In accordance with Sections 5(d) and (e) of the Employment Agreement, subject to Section 4(c) below, and subject to any restrictions otherwise provided hereinafter or by agreement, plan terms or law, Bereday (i) owns the WellCare restricted stock and the WellCare stock options that have vested prior to January 2008, and (ii) as to options and restricted stock vesting after such date, shall, upon exercise in accordance with the applicable option agreement as to options, be deemed the owner of vested shares, as set forth in Exhibit A hereto, to the extent permitted and as provided in the agreement or plan governing such options and shares with respect to a voluntary resignation without good reason.  Any such vesting and/or exercise shall be completed in accordance with and subject to the terms and conditions of the March 13, 2007 Non-Qualified Stock Option Agreement (in respect of 5,233 shares) under the 2004 Equity Incentive Plan, the March 13, 2007 Non-Qualified Stock Option Agreement (in respect of 4,161 shares) under the 2004 Equity Incentive Plan, the July 27, 2006 Non-Qualified Stock Option Agreement under the 2004 Equity Incentive Plan, the March 13, 2006 Restricted Stock Agreement under the 2004 Equity Incentive Plan, the March 15, 2005 Restricted Stock Agreement under the 2004 Equity Incentive Plan, the July 27, 2005 Non-Qualified Stock Option Agreement under the 2004 Equity Incentive Plan, the June 30, 2004 Time Vesting Option Agreement under the 2002 Employee Option Plan, and the February 6, 2004 Time Vesting Option Agreement under the 2002 Employee Option Plan, the applicable plan documents, and applicable law, consistent with the terms of this Agreement.  Otherwise, any unvested stock options granted to Bereday, as well as any unvested restricted stock granted to him, subject to Section 4(d) below, shall terminate as of the Resignation Date.

(b)            For purposes of illustrating and implementing Section 4(a) and none other, set forth as Exhibit A hereto is a tabular summary of the vested options which Bereday shall be entitled to exercise following the Resignation Date, subject to the provisions of Section 4(a) of this Agreement.

(c)            Notwithstanding the foregoing, Bereday, WellCare and the Company agree that (i) Bereday must exercise the options referenced in Section 4(b) no later than June 28, 2008 and (ii) any sales by Bereday of shares of WellCare common stock acquired upon exercise of these options will be effected (A) only in compliance with the federal securities laws, (B) in accordance with the provisions of Rule 144 under the Securities Act of 1933, as amended and, (C) at such time as the provisions of Rule 144 shall cease to apply to such sales, will be made only if WellCare is current in its periodic report filings with the Securities and Exchange Commission. WellCare believes that WellCare's existing Form S-8 registration statements are and will remain effective through April 29, 2008, notwithstanding WellCare's late filing of its Form 10-Q for the quarter ended September 30, 2007 or any late filing of its Form 10-K for the year ended December 31, 2007, and, therefore, WellCare agrees not to refuse to honor a request made by Bereday on or before April 29, 2008 to exercise the options on the basis that the Form S-8 registration statements were no longer effective as a result of such late filings. In the event the options are exercised subsequent to April 29, 2008, the parties to this Agreement hereby acknowledge that WellCare may not have an effective registration statement covering the shares; and, in such event WellCare shall in no event be obligated to issue shares other than in compliance with applicable securities law, and such options shall be exercisable and the subject shares deliverable only upon WellCare’s receipt from counsel to Bereday of an opinion of counsel, reasonably acceptable to WellCare in form and substance, that for lawful issuance of such shares, such registration is not required under the Securities Act of 1933 and applicable state securities laws under the circumstances.

(d)            In that event Bereday provides notice to WellCare of his intent to sell or otherwise lawfully dispose of any vested shares of restricted stock, including but not limited to a sale of such restricted stock pursuant to Rule 144 of the Securities Act of 1933, WellCare hereby covenants and agrees that it will take reasonable steps to promptly facilitate the sale of such restricted stock in good faith and at WellCare’s expense.  Such facilitation shall include, but is not limited to, clearing any such sale with WellCare’s transfer agent, providing all appropriate legal opinions, and otherwise enabling the removal of any restrictive legends from the share certificates.

5.            General Release.

(a)            In consideration for the payments and obligations undertaken by WellCare and the Company herein, Bereday, his agents, heirs, executors, administrators, successors, and assigns do fully release and discharge WellCare, the Company and their respective parent, subsidiary and affiliate corporations, and related companies, as well as all their respective predecessors, successors, assigns, directors, officers, partners, agents, employees, former employees, executors, attorneys, and administrators (hereinafter “Company, et al.”), from all grievances, suits, causes of action, and/or claims of any nature whatsoever, whether known, unknown, or unforeseen, which he has or may have against Company, et al., for any reason whatsoever, whether in law or in equity, under Federal, state or other law, whether the same be upon statutory, tort, contract or other basis, including, but not limited to, all charges, complaints, and claims arising out of any event, transaction, or matter that occurred before the date of this Agreement, and specifically including without limitation any and all claims arising out of the Employment Agreement, the two March 13, 2007 Non-Qualified Stock Option Agreements under the 2004 Equity Incentive Plan, the July 27, 2006 Non-Qualified Stock Option Agreement under the 2004 Equity Incentive Plan, the July 27, 2005 Non-Qualified Stock Option Agreement under the 2004 Equity Incentive Plan, the August 3, 2007 Restricted Stock Agreement under the 2004 Equity Incentive Plan, the March 13, 2006 Restricted Stock Agreement under the 2004 Equity Incentive Plan, the March 15, 2005 Restricted Stock Agreement under the 2004 Equity Incentive Plan, the June 30, 2004 Time Vesting Option Agreement under the 2002 Employee Option Plan, and the February 6, 2004 Time Vesting Option Agreement under the 2002 Employee Option Plan, or any other agreement or amendment thereto entered into by WellCare and/or the Company, and Bereday.  Bereday covenants that neither he, nor any person, organization, or other entity on his behalf, will sue the Company, et al., or initiate any type of action, judicial, administrative, or otherwise against the Company, et al., with respect to any event, transaction, or matter that occurred before the date of this Agreement, or with respect to any continuing effects of such events, transactions, or matters.  It is expressly agreed and understood that this release is a GENERAL RELEASE.

(b)            This release and discharge specifically includes, but is not limited to, all claims for breach of contract, employment discrimination (including but not limited to, discrimination on the basis of race, sex, religion, national origin, age, marital status, disability or any other protected status), including but not limited to claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, or any similar federal, state or local law, including but not limited to the Florida Civil Rights Act, Chapter 760, Florida Statutes, claims under the Employee Retirement Income Security Act of 1974, or claims arising out of any alleged restrictions on the right of Company, et al., to terminate employees, and/or claims concerning job classification, recruitment, hiring, sick pay, holiday pay, vacation pay, severance pay, wages or benefits due, overtime pay, stock and stock options, promotions, transfers, employment status, libel, slander, defamation, promissory estoppel, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort, contract, or other claims which might have been asserted by Bereday or on his behalf in any suit, grievance, charge of discrimination, or claim against the Company, et al.  Bereday hereby expressly releases and forever discharges the Company, et al. from any and all claims, demands, and/or causes of action that may exist under all written agreements between Bereday and the Company, et al.  Bereday hereby forever releases the Company, et al., from any liability or obligation to reinstate or reemploy him in any capacity and waives any right to be hired or placed in any position or to any future employment of any nature with the Company, et al.

(c)            Notwithstanding the foregoing or any other provision of this Agreement, Bereday is not releasing: (1) any claims for unemployment insurance compensation or workers compensation benefits or other rights that may not be released as a matter of law; (2) any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (“EEOC”); (3) any rights provided under this Agreement or any equity agreements to the extent expressly provided for herein; (4) Bereday’s Indemnification and Advancement Rights as set forth in Section 5(d) and 16(b) of this Agreement; or (5) any right to assert any defenses, including affirmative defenses, against any allegations, investigations, grievances, suits, causes of action, and/or claims of any nature whatsoever that have been, or in the future may be, brought against Bereday’s arising out of any event, transaction, or matter that occurred before the date of this Agreement.  Provided further, however, that if EEOC were to pursue any claims on Bereday’s behalf against the Company, et al., Bereday waives any right to recover monetary damages as a result thereof.

(d)            The release set forth in the preceding Section 5(a)-(b) does not include or in any way limit Bereday’s rights to indemnification and advancement of legal expenses, whether under Bereday’s Indemnification Agreement, dated August 7, 2003, attached hereto as Exhibit B (“Indemnification Agreement”), the Employment Agreement, WellCare’s Amended and Restated Certificate of Incorporation (the “Certificate”), Amended and Restated Bylaws, the articles or certificate of incorporation and by-laws of any of WellCare’s wholly-owned direct or indirect subsidiaries, including the Company, Delaware law, Florida law, the law of the state of incorporation of any of WellCare’s wholly-owned direct or indirect subsidiaries, or any other law or source (collectively, “Indemnification and Advancement Rights”).

(e)            Bereday represents that he has not filed or joined in any claims, charges or complaints against the Company, et al., and that he is aware of no person entitled to make a claim or file a charge of any kind relating to or arising out of his employment with the Company, et al.

6.            Survival of Obligations.  Bereday understands and agrees that he shall continue to be subject to any obligations under the Employment Agreement that survive his resignation under Section 5(d) thereof, including but not limited to Sections 6 through 8 thereof.  Bereday further understands and agrees that the provisions of Section 9 of the Employment Agreement (relating to remedies for a breach of Sections 6 through 8 of the Employment Agreement) shall survive his resignation.  WellCare and the Company understand that Section 13 of the Employment Agreement shall survive his resignation.

7.            Participation in Employee Benefit Plans.  In accordance with Section 5(f) of the Employment Agreement, after the Resignation Date, Bereday shall not be entitled to participate in or accrue benefits under any plan of the Company or WellCare relating to stock options, stock purchases, restricted stock, performance shares, pension, thrift, profit sharing, employee stock ownership, group life insurance, medical coverage, disability insurance, education, housing allowance, car allowance, or other retirement or employee benefits, except as expressly provided in this Agreement and except that Bereday may elect to continue his health insurance coverage pursuant to COBRA and, subject to his insurability, the Company shall assign to Bereday the Executive Policies (as that term is defined in the Employment Agreement), and as set forth in Section 3(b) above.

                8.            Return of Company Property and Proprietary Information.  Bereday represents that to the best of his knowledge he has returned to the Company all documents and other property of the Company and WellCare, including but not limited to all files, diskettes and other electronic or storage media, that contain the Company’s or WellCare’s confidential and/or proprietary information, except that the parties agree that Bereday may retain his Company-issued computer equipment and blackberry.  WellCare and the Company understand that Bereday has duplicate copies of documents from WellCare and the Company for purposes of defending claims that have been or may be filed against Bereday.

9.            Non-Disparagement/Joint Statements.

(a)            Bereday expressly agrees that he will not make any knowingly false comments about the Company, WellCare, or any of its or their affiliates, about its or their business affairs or financial condition, or about its or their employees, directors or officers.

(b)            The Company will provide Bereday an advance copy of the portion of its public announcement relating to Bereday’s resignation.  Bereday shall be provided an opportunity to comment on such language but the final determination concerning such language shall be made by the Company.

10.            Non-Disclosure

(a)            Except as provided by Section 11 below, or as required by applicable law, neither Bereday nor WellCare and/or the Company shall disseminate or disclose to any person or entity (other than their attorneys and accountants all of whom in turn shall be subject to this restriction) the terms of this Agreement or the discussions leading to this Agreement; provided, however, that neither WellCare nor the Company or their agents shall be prohibited from disclosing such information for purposes of financing transactions or other good faith business purposes. The parties hereby acknowledge that this Agreement will be filed with the Securities and Exchange Commission.

(b)            Except as provided in Section 11 below, Bereday further agrees that he will not provide any form of assistance, support, or information, including but not limited to documents, testimony, or written or oral statements, to any person that is asserting, investigating or intending to assert any claims against the Company or WellCare.

(c)            Neither Bereday nor WellCare and/or the Company shall be prohibited by any provision hereof from talking with or assisting federal or state law enforcement or regulatory agencies, or complying with applicable state or federal laws or regulations.

11.            Cooperation with Government Investigations and Responses to Subpoenas.  No provision of this Agreement, including Sections 9 and 10 hereof, shall in any way limit Bereday’s ability to communicate or cooperate (consistent with WellCare’s and/or the Company’s rights to preserve its legal privilege) with any federal, state or local government investigative agency or department or in connection with any federal, state or local government investigation or be construed as prohibiting the provision of non-privileged information, documents (including but not limited to this Agreement) and/or testimony by Bereday or the Company in response to a subpoena issued by a court of competent jurisdiction, or as may otherwise be required by law or which Bereday or the Company may be requested to provide to any federal, state, or local governmental investigative agency or department or in connection with any federal, state, or local investigation.  However, in the event of receipt of any non-governmental subpoena Bereday agrees to notify the Company and WellCare promptly before complying with such a subpoena so that they may protect their interests, including moving to quash the subpoena, as long as provision of such notice does not violate any applicable law, rule, or court order.  If the Company and/or WellCare seek to prevent disclosure in accordance with the applicable legal procedures, and provide Bereday with notice before the deadline for Bereday’s compliance with the subpoena, Bereday shall not make any such disclosures until either such objections are withdrawn or the objections are finally adjudicated by the appropriate tribunal to be invalid.

12.            No Other Consideration.  Bereday affirms that the terms stated herein are the only consideration for signing this Agreement and that no other representations, promises, or agreements of any kind have been made by any person or entity to cause him to sign this Agreement.

13.            Cooperation and Legal Proceedings.  Bereday agrees to reasonably cooperate with the Company and WellCare in connection with ongoing WellCare matters, including civil litigation in which the government is not a party, it being expressly understood and agreed that nothing in this Section or this Agreement (or any other agreements with the Company or WellCare)shall require Bereday to take any action (including without limitation consenting to an interview in any investigation or litigation) that Bereday reasonably and in good faith believes would compromise his rights or privileges under the United States Constitution or any state constitution.  The Company shall reimburse Bereday for reasonable expenses, if any, he incurs while complying with this obligation.

14.            No Admission.  It is understood and agreed by all parties that this Agreement and the terms of this Agreement do not constitute an admission of liability or wrongdoing on the part of the Company or WellCare or Bereday and that by entering into this Agreement and agreeing to the terms of this Agreement neither the Company nor WellCare nor Bereday admits that there has been any wrongdoing whatsoever against any person or entity.  It is understood and agreed by all parties that this Agreement is purely an offer of compromise.

15.            Modification.  This Agreement may not be released, discharged, abandoned, supplemented, changed, or modified in any manner, orally or otherwise, except by an instrument in writing signed and duly executed by each of the parties hereto.

16.            Entire Agreement/Indemnification.

(a)            This Agreement contains and constitutes the entire understanding and agreement between the parties on its subject matter, and, except as otherwise provided herein, it supersedes and cancels all previous negotiations, agreements, commitments, and writings in connection herewith, including but not limited to the Employment Agreement; provided, however, that nothing herein shall supersede, cancel, terminate, or otherwise apply to the Indemnification Agreement and those paragraphs of the Employment Agreement set forth in Section 6 of this Agreement. If a conflict or inconsistency is found between the terms of this Agreement and any other agreement, the terms of this Agreement shall prevail.

(b)            WellCare and the Company hereby reaffirm their obligations to Bereday under the Indemnification Agreement and acknowledge their obligation to comply fully with the Indemnification Agreement and all Indemnification and Advancement Rights. Bereday represents to the Company and WellCare and the Company and WellCare hereby acknowledge to Bereday that, so far as known to WellCare’s Board, Bereday has complied fully with his obligations under the Indemnification Agreement.

17.            Waiver.  Failure to insist upon strict compliance with any term, covenant, or condition of this Agreement shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power under this Agreement at any time or times be deemed a waiver or relinquishment of such right or power at any other time or times.

18.            Enforcement.  Bereday agrees that his obligations in this Agreement are reasonable and necessary to protect the business of the Company and WellCare and that any violation of his obligations in this Agreement would cause the Company and WellCare substantial irreparable injury.  Accordingly, Bereday agrees that a remedy at law for any breach of the obligations in this Agreement would be inadequate and that the Company and/or WellCare, in addition to any other remedies available, shall be entitled to obtain temporary, preliminary and/or permanent injunctive relief to secure specific performance of such obligations and to prevent a breach or threatened breach of this Agreement without the necessity of proving actual damage and without the necessity of posting bond or security, which he expressly waives.  Bereday agrees to provide the Company and/or WellCare a full accounting of all proceeds and profits received by him as a result of or in connection with a breach of this Agreement.  Unless prohibited by law, the Company and/or WellCare shall have the right to retain any amounts otherwise payable by the Company and/or WellCare to him to satisfy any of his obligations as a result of any breach of this Agreement.  The Company and/or WellCare shall also have the right to immediately terminate payments, if any, due to Bereday under this Agreement in the event of a breach of any of his obligations arising out of this Agreement.  Bereday further agrees to indemnify and hold harmless the Company and WellCare from and against any damages incurred by either or both as assessed by a court of competent jurisdiction as a result of any breach of this Agreement by him.

19.            Severability.  Invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity of enforceability of any other provision.

20.            Assignability.  WellCare and/or the Company may, without the consent of Bereday, assign its rights and obligations under this Agreement to any successor entity, provided, however, that in the event of Bereday’s death, his rights under this Agreement shall inure to the benefit of his estate.  Notwithstanding anything in this Section or this Agreement, the obligations of WellCare and/or the Company with respect to Indemnification and Advancement Rights shall be binding on any successors or assigns of WellCare or the Company.

21.            Choice of Law and Forum Selection.  The terms of this Agreement shall be governed by the laws of the State of Florida.  Bereday, WellCare and the Company agree and submit to the exclusive jurisdiction of any state or federal court in Tampa, Florida where there is proper venue, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated herein, and agrees that all claims in respect of any such action or proceeding may be heard or determined in such Court except for all claims or proceedings in which a court of another jurisdiction is vested with exclusive jurisdiction by law.

22.            Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

23.            Acknowledgements.  Bereday hereby acknowledges that he has carefully read and fully understands the provisions of this Agreement, including the General Release, that he has had the opportunity to fully discuss it with counsel, and that he knows the contents of the Agreement.  Bereday further acknowledges that he is signing this Agreement voluntarily and without coercion.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.

WELLCARE HEALTH PLANS, INC.
By: /s/ Neal Moszkowski
Name: Neal Moszkowski
Title: Chairman, Compensation Committee
Date: 1/25/08

COMPREHENSIVE HEALTH MANAGEMENT, INC.
By: /s/ Neal Moszkowski
Name: Neal Moszkowski
Title: Duly Authorized
Date: 1/25/08

                                                               .
THADDEUS BEREDAY
/s/ Thaddeus Bereday
Date: 1/25/08

Exhibit A to Thaddeus Bereday
Separation Agreement and General Release of All Claims

Between January 22, 2008 and March 31, 2008, Bereday will become vested in the following additional options and restricted shares:

Agreement	Number of Options or Restricted Shares Vesting Between 1/22/08 and 3/31/08	Exercise Price
March 13, 2007 Stock Option Agreement (5,233 shares)	1,308	$85.53
March 13, 2007 Restricted Stock Agreement	467
March 13, 2006 Restricted Stock Agreement	958	N/A
March 15, 2005 Restricted Stock Agreement	600	N/A
June 30, 2004 Stock Option Agreement	625	$17.00
February 6, 2004 Stock Option Agreement	678	$8.33

As of March 31, 2008, Bereday’s cumulative vested options will be as follows:

Agreement	Number of Vested Options	Exercise Price
March 13, 2007 Stock Option Agreement (5,233 shares)	1,308	$85.53
March 13, 2007 Stock Option Agreement (4,161 shares)	4,161	$85.53
July 27, 2006 Stock Option Agreement	4,532	$50.16
July 27, 2005 Stock Option Agreement	3,240	$36.45
June 30, 2004 Stock Option Agreement	9,375	$17.00
February 6, 2004 Stock Option Agreement	16,263	$8.33